Exhibit 99.2

AMENDMENT TO EMPLOYMENT AGREEMENT

THIS AMENDMENT is made and entered into as of the 1st day of December, 2009, by and between Mueller Water Products, Inc., a Delaware corporation (“Company”), and Robert G. Leggett (“Employee”).

W I T N E S S E T H:

WHEREAS, Company and Employee entered into an Executive Employment Agreement effective as of September 15, 2008 (the “Agreement”);

WHEREAS, the Agreement provides for a severance payment in certain circumstances that is based on the Employee’s salary and annual target bonus;

WHEREAS, for clarity, the Company desires to recast the severance payment as a percentage of the Employee’s salary only without impacting the economics of the Agreement;

WHEREAS, the Company desires to define certain terms that are used throughout the Agreement;

NOW, THEREFORE, Employee and Company, in consideration of the agreements, covenants and conditions herein, hereby agree as follows:

1. Capitalized terms used in this Amendment shall have the meanings assigned to such terms in the Agreement.

2. Sections 3(a) and 3(b) of the Agreement shall be deleted in their entirety and replaced with the following:

a.	Executive’s base salary (“Salary”) will be $500,000.00 per year. Executive’s Salary and job performance will be reviewed at least once per year consistent with the practices of the Company.

b.	Executive is entitled to participate in a Company executive incentive bonus plan, as in effect from time to time and as approved by the Compensation and Human Resources Committee of the Board of Directors. Executive’s initial target annual bonus (“Bonus”) will be seventy-five percent (75%) of the Executive’s base salary in effect for such year. Actual annual Bonus may range from 0% to 200% of target and will be determined based upon corporate and/or individual performance factors established by the Company. Bonus ranges, target and performance goals may be changed in accordance with the applicable plan and without amendment of this Agreement. Executive must be employed on the date the Board approves the Bonus payable with respect to any fiscal year to be eligible to receive an annual Bonus for such fiscal year.

3. The introductory paragraph to Section 5 and Sections 5(i) and 5(ii) of the Agreement shall be deleted in their entirety and replaced with the following:

5. Involuntary Termination of Employment by the Company. If the Company involuntarily terminates the employment of Executive other than as set forth in Section 4 [Death, Disability, Cause or other than for Good Reason], the Executive will be entitled to the benefits set forth below.

“Severance Benefits” consist of:

i.	Lump sum payment of unpaid Salary and other benefits, including accrued but unused vacation pay and unreimbursed business expenses, accrued to the date of termination of employment and paid on the same basis as paid upon any voluntary termination of employment.

ii.	A total amount equal to 262.50% of Executive’s current rate of Salary (the “Base Amount”). Payment of the Base Amount shall be made in substantially equal monthly installments over 18 months from the date of Executive’s separation from service (within the meaning of Section 409A of the Code). The first such installment shall be paid within sixty (60) days following Executive’s separation from service (the “Commencement Date”) and subsequent installments shall be paid on the last business day of each succeeding month; provided, however, that Executive’s entitlement to each such installment shall be contingent upon execution (and non-revocation) by Executive of the release under article III, Section 2. All payments are subject to applicable taxes.

4. All references to the terms “salary” and “base salary” in Sections 4 through 6 shall be replaced with the term “Salary”.

5. The term “bonus” in Section 6 shall be replaced with the term “Bonus”.

6. The Agreement, as expressly amended by this Amendment, shall remain in full force and effect in accordance with its terms and continue to bind the parties. This Amendment supersedes and amends any other agreements between the Company and/or any subsidiary or division and Employee, and any policy applicable to the Employee. Any disputes under this Amendment shall be resolved as provided in the Agreement.

7. This Amendment shall be effective as of the date first set forth above.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment as of the date first above written.

MUELLER WATER PRODUCTS, INC.

By:	/s/ Gregory E. Hyland
Gregory E. Hyland Chairman, President and Chief Executive Officer

/s/ Robert G. Leggett
Robert G. Leggett

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